Exhibit 4.55

Termination Agreement

This Agreement is executed on September 28, 2005 by and among:

Party A: Puccini International Limited (hereinafter referred to as “Party A”)

Registered Address: Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands

Party B: Wang Leilei (hereinafter referred to as “Party B”)

Address: No.1001, Building 1, Xiaoyangyibin Bystreet, Dongcheng District, Beijing

Party C: Beijing Lei Ting Wu Ji Network Technology Co., Ltd. (hereinafter referred to as “Party C”)

Address: Room 607, Suite C, No.18 Xi Huan Road (S), Beijing Economic-Technological Development Area, Beijing

Whereas:

1.	Party A, Party B and Party C reached an Exclusive Option Agreement (hereinafter referred to as the “Exclusive Option Agreement”) on November 19, 2003.

2.	Party A, Party B and Party C wish to terminate the said Exclusive Option Agreement.

Now therefore, after friendly consultations, the Parties agree as follows:

1.	Party A, Party B and Party C agree to terminate the Exclusive Option Agreement which shall automatically become invalid upon the effective date of this Agreement.

2.	Upon the date when the Exclusive Option Agreement becomes invalid, the rights and obligations of Party A, Party B and Party C under the Exclusive Option Agreement shall be terminated accordingly.

3.	This Agreement shall take effect upon its execution.

4.	This Agreement shall be governed by the PRC laws.

5.	This Agreement is made in three copies, each held by one Party.

[Execution Page]

Puccini International Limited

/s/ Tang Meijuan
Name:	Tang Meijuan
Title:	Legal Representative

Wang Leilei
/s/ Wang Leilei

Signature:

Beijing Lei Ting Wu Ji Network Technology Co., Ltd.

/s/ Ouyang Zhengyu
Name:	Ouyang Zhengyu
Title:	Legal Representative

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